Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Center Bancorp, Inc.

Union, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 Amendment No. 2 of our reports dated March 5, 2014, relating to the consolidated financial statements as of and for the year ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013 of Center Bancorp, Inc., which are incorporated by reference in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

April 30, 2014